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Center Bancorp, Inc. Reports Third Quarter and Nine-Month 2011 Earnings; Net Income Up 4.76% on a Linked Quarter Basis; Nine-Month Net Income Up 57.1%

UNION, N.J., October 27, 2011 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB”), today reported operating results for the third quarter ended September 30, 2011. Net income available to common stockholders amounted to $3.6 million, or $0.22 per fully diluted common share, for the quarter ended September 30, 2011, as compared with net income available to common stockholders of $2.0 million, or $0.14 per fully diluted common share, for the quarter ended September 30, 2010 and net income available to common stockholders of $3.4 million, or $0.21 per fully diluted common share, for the quarter ended June 30, 2011.

For the nine months ended September 30, 2011, net income available to common stockholders amounted to $9.9 million, or $0.61 per fully diluted common share, compared to $4.0 million, or $0.27 per fully diluted common share, for the same period in 2010.

Highlights for the quarter include:

•
Net interest income increased to $9.9 million, compared to $8.4 million for the third quarter 2010. Net interest margin on a fully taxable equivalent annualized basis increased 24 basis points to 3.54%, compared to 3.30% for the third quarter of 2010, driven by a lower cost of funds on the deposits mix and lower rates and volume on borrowings.

•
Focus on internal processes and expense controls further improved operating efficiency.  The efficiency ratio for the third quarter of 2011 on an annualized basis was 49.5% as compared to 52.8% in the second quarter of 2011 and 57.3% in the third quarter of 2010.

•
Deposits increased by $94.3 million at September 30, 2011, or 9.77%, to $1.1 billion from $965.7 million at June 30, 2011 and increased $223.1 million from the balance reported at September 30, 2010. Growth occurred in noninterest-bearing checking deposits, savings and money market deposit accounts. During the third quarter of 2011 certain sweep relationships, in the amount of approximately $37 million, that were previously classified as short term borrowings were reclassified as Interest bearing checking accounts.

•
At September 30, 2011, total loans amounted to $721.6 million, an increase of $23.5 million, compared to total loans at June 30, 2011. The increase occurred primarily in the residential and commercial real estate portfolios.

•
Non-performing assets, consisting of non-accrual loans, accruing loans past due 90 days or more, other real estate owned (“OREO”) and other nonperforming assets, amounted to 1.08% of total assets at September 30, 2011, compared to 0.88% at June 30, 2011 and 0.98% at December 31, 2010.  At September 30, 2011, the allowance for loan losses amounted to approximately $9.5 million, or 1.32% of total loans compared to $9.8 million, or 1.41% of total loans at June 30, 2011, and $8.9 million, or 1.25% of total loans at December 31, 2010. The allowance for loan losses as a percentage of total non-performing loans was 65.6% at September 30, 2011 compared to 88.2% at June 30, 2011 and 74.6% at December 31, 2010.

•
The Corporation successfully grew its capital base by $3.7 million in the third quarter. The Tier 1 leverage capital ratio was 9.51% at September 30, 2011, compared to 9.50% at June 30, 2011, and 9.60% at September 30, 2010, exceeding regulatory guidelines in all periods

•
On September 15, 2011, the Corporation issued $11.25 million in nonvoting senior preferred stock to the Treasury under the Small Business Lending Fund Program (“SBLF Program”) and utilized $10.0 million to repurchase preferred securities issued pursuant to the United States Government’s TARP program.

"The results for the third quarter announced today are reflective of the continued strength and steady growth in core earnings and stable margins, despite the large cash position held during the period and increased liquidity.  We are taking advantage of our high visibility and strong client relations to continue to expand our client base.   This is extremely important in positioning Center for the future.  In the current environment it is challenging to expand profit margins through asset deployment.  We have strong pipelines that we believe will absorb excess cash as we move forward into the balance of 2011 and into 2012.

Mr. Weagley noted: “Center continues to strengthen its already strong balance sheet, ending the third quarter with a strong Tier 1 risk-based capital ratio of 12.37%. We have exited TARP, taking advantage of the Small Business  Lending Fund to support our efforts to increase lending across a broader base of clients.  Book value per common share rose to $7.54 at September 30, 2011, compared to $6.83 at December 31, 2010 and $6.90 at September 30, 2010. Tangible book value per common share also increased to $6.50 at September 30, 2011, compared to $5.79 at December 31, 2010 and $5.86 at September 30, 2010.”

Mr. Weagley noted, “Looking to the balance of 2011, as previously discussed, we are still gaining momentum on a number of key fronts, including control of operating overhead, margins and credit exposures. We are pleased with the quarterly results and continue to execute on our business plans to grow and build shareholder value."

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Return on average assets	1.10%	1.10%	0.98%	0.86%	0.72%
Return on average equity	11.12%	11.17%	9.86%	8.34%	7.74%
Net interest margin (tax equivalent basis)	3.54%	3.53%	3.55%	3.18%	3.30%
Loans / deposits ratio	68.07%	72.30%	76.62%	82.35%	83.87%
Stockholders’ equity / total assets	9.72%	9.95%	9.67%	10.02%	10.00%
Efficiency ratio (1)	49.5%	52.8%	54.8%	63.9%	57.3%
Book value per common share	$7.54	$7.39	$7.05	$6.83	$6.90
Return on average tangible stockholders’ equity (1)	12.74%	12.86%	11.44%	9.68%	9.14%
Tangible common stockholders’ equity / tangible assets (1)	7.79%	8.02%	7.70%	7.92%	7.93%
Tangible book value per common share (1)	$6.50	$6.35	$6.01	$5.79	$5.86

(1) Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended September 30, 2011, total interest income on a fully taxable equivalent basis increased $1.2 million or 10.0%, to $13.2 million, compared to the three months ended September 30, 2010. Total interest expense decreased by $584,000, or 16.0%, to $3.1 million, for the three months ended September 30, 2011, compared to the same period last year.  Net interest income on a fully taxable equivalent basis was $10.1 million for the three months ended September 30, 2011, increasing $1.7 million, or 20.2%, from $8.4 million for the comparable period in 2010. Compared to 2010, for the three months ended September 30, 2011, average interest earning assets increased $128 million while net interest spread and margin, on a tax-equivalent basis, increased on an annualized basis by 27 basis points and 24 basis points, respectively. The Corporation’s net interest income and margin were favorably impacted primarily by lower interest rates on deposits and borrowings and changes in volume mix.

The decrease in interest expense reflects the impact of the sustained low levels in short-term interest rates coupled with a favorable shift in the deposit mix in spite of higher volumes of time deposits.  The combined positive effect was a decrease in the average cost of funds, which declined 40 basis points to 1.18% from 1.58% for the quarter ended September 30, 2010 and on a linked sequential quarter decreased 4 basis points compared to the second quarter of 2011.

For the quarter ended September 30, 2011, the Corporation’s net interest spread increased 27 basis points to 3.43% as compared to 3.16% for the same three month period in 2010, while the Corporation’s net interest margin (net interest income as a percentage of interest-earning assets) increased by 24 basis points from 3.30% to 3.54%, in all cases on an annualized tax-equivalent basis.

For the nine months ended September 30, 2011, net interest income on a fully taxable equivalent basis amounted to $30.1 million, compared to $25.6 million for the same period in 2010. For the nine month period ended September 30, 2011, interest income increased by $1.9 million while interest expense decreased by $2.6 million from the same period last year. Compared to the same period in 2010, for the nine months ended September 30, 2011, average interest earning assets increased $111.7 million while net interest spread and margin increased on an annualized tax-equivalent basis by 22 basis points and 20 basis points, respectively. The Corporation’s net interest income and margin were favorably impacted primarily by lower interest rates on deposits and borrowings and changes in volume mix.

Earnings Summary for the Period Ended September 30, 2011

The following tables present condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Net interest income	$9,850	$9,793	$9,945	$8,381	$8,382
Provision for loan losses	1,020	250	878	2,048	1,307
Net interest income after provision for loan losses	8,830	9,543	9,067	6,333	7,075
Other income	2,283	1,732	1,597	1,304	2,135
Other expense	5,529	5,757	5,935	5,997	5,442
Income before income tax expense	5,584	5,518	4,729	1,640	3,768
Income tax expense (benefit)	1,882	1,934	1,711	(930)	1,629
Net income	$3,702	$3,584	$3,018	$2,570	$2,139
Net income available to common stockholders	$3,557	$3,439	$2,872	$2,426	$1,993
Earnings per common share:
Basic	$0.22	$0.21	$0.18	$0.15	$0.14
Diluted	$0.22	$0.21	$0.18	$0.15	$0.14
Weighted average common shares outstanding:
Basic	16,290,700	16,290,700	16,290,391	16,289,832	14,649,397
Diluted	16,313,366	16,315,667	16,300,604	16,290,071	14,649,397

Other Income

The following tables present the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Service charges on deposit accounts	$369	$328	$328	$427	$413
Loan related fees	203	145	87	132	104
Annuities and insurance commissions	42	33	6	4	3
Debit card and ATM fees	135	133	121	124	122
Bank-owned life insurance	260	261	260	269	429
Net investment securities gains	1,250	801	766	315	1,033
Other service charges and fees	24	31	29	33	31
Total other income	$2,283	$1,732	$1,597	$1,304	$2,135

Other income increased $148,000 for the third quarter of 2011 compared with the same period in 2010.  During the third quarter of 2011, the Corporation recorded net investment securities gains of $1,250,000 compared to $1,033,000 in net investment securities gains for the same period last year. Excluding net securities gains, the Corporation recorded other income of $1,033,000 for the three months ended September 30, 2011 compared to other income, excluding net securities gains, of $931,000 for the second quarter of 2011 and $1,102,000 for the three months ended September 30, 2010.  The increase in other income in the third quarter 2011 when compared to the third quarter 2010 (excluding securities gains) was primarily from an increase of $99,000 in loan related fees, and $39,000 in commissions on Annuities and Insurance contracts offset by declines in service charges on Deposits of $44,000 and a decline in Bank Owned Life Insurance of $169,000

For the nine months ended September 30, 2011, total other income increased $4.5 million compared to the same period in 2010, primarily as a result of net securities losses including impairment charges taken on investment securities in 2010. Excluding net securities gains and losses, the Corporation recorded other income of $2.79 million for the nine months ended September 30, 2011 compared to $2.82 million for the comparable period in 2010, a decrease of $27,000 or 0.96%.

Other Expense

The following tables present the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Salaries	$2,235	$2,253	$2,208	$2,132	$2,178
Employee benefits	613	650	659	527	543
Occupancy and equipment	713	667	866	804	754
Professional and consulting	319	245	241	272	153
Stationery and printing	73	99	101	74	68
FDIC Insurance	328	528	528	540	510
Marketing and advertising	30	65	21	34	36
Computer expense	300	350	339	366	320
Bank regulatory related expenses	102	100	98	97	97
Postage and delivery	67	51	76	69	65
ATM related expenses	60	57	58	55	59
Other real estate owned expense	-	-	(1)	221	20
Amortization of core deposit intangible	12	16	16	16	16
All other expenses	677	676	725	790	623
Total other expense	$5,529	$5,757	$5,935	$5,997	$5,442

Other expense for the third quarter of 2011 amounted to $5.5 million, which was approximately $228,000 or 3.96 percent lower than other expense for the three months ended June 30, 2011. Employee salaries and benefits decreased by $55,000 or 1.89 percent, primarily driven by decreases in benefits expense as compared to the quarter ended June 30, 2011; other decreases included FDIC Insurance expense which decreased by $200,000. These decreases were partially offset by Occupancy and Equipment expense which increased by $46,000, primarily due to increases in repairs of $47,000 in the quarter; along with an increase of $74,000 in consulting expenses and legal fees related to loan workout activity.

The increase in other expense for the three months ended September 30, 2011, when compared to the quarter ended September 30, 2010, was approximately $87,000 and was primarily associated with increases of $127,000 in Salaries & Benefits, $166,000 in Professional and Consulting Fees, and miscellaneous other expenses of $58,000. These increases  were partially offset by decreases of $182,000 in FDIC Insurance and $41,000 in Occupancy and Equipment Expenses.

For the nine months ended September 30, 2011, total other expense decreased $880,000, or 4.86%, compared to the same period in 2010. Decreases primarily included $427,000 in one-time charges incurred in 2010 with the lease/sale of the Corporation’s former operations facility, $202,000 in FDIC Insurance and $594,000 from the early termination of a structure repurchase agreement in the 2010 period. These decreases were partially offset by an increase in Salaries and employee benefits of $512,000.

As noted above, the efficiency ratio for the third quarter of 2011 on an annualized basis was 49.5% as compared to 52.8% in the second quarter of 2011 and 57.3% in the third quarter of 2010. The Corporation continues to pursue efficient operations.

Statement of Condition Highlights at September 30, 2011

•	Total assets amounted to $1.4 billion at September 30, 2011.

•
Total loans were $721.6 million at September 30, 2011, increasing $19.7 million, or 2.80%, from September 30, 2010.  Total real estate loans increased $13.3 million or 2.59%, from the comparable period in 2010. Commercial loans increased $6.8 million, or 3.65%, year over year.

•
Investment securities totaled $459.0 million at September 30, 2011, increasing $40.0 million compared to June 30, 2011, and reflecting an increase of $96.3 million from September 30, 2010. During the third quarter, the Corporation further bifurcated its investment portfolio into available for sale and held to maturity by transferring approximately $28.3 million into held to maturity.

•
Deposits totaled $1.1 billion at September 30, 2011, increasing $223.1 million, or 26.7%, since September 30, 2010.  Total Demand, Savings, Money Market, and certificates of deposit less than $100,000 increased $195.7 million or 27.1% from September 30, 2010. Time certificates of deposit of $100,000 or more also increased by $27.4 million or 24.0% from September 30, 2010. These increases were attributable to continued core deposit growth in overall segments of the deposits base and in niche areas, such as municipal government, private schools and universities.

•
Borrowings totaled $166.2 million at September 30, 2011, decreasing $66.4 million from September 30, 2010, primarily due to repayment of Federal Home Loan Bank advances and a structured repurchase agreement in 2010, coupled with the transfer of $37 million in overnight repurchase agreements during the quarter into interest bearing business checking accounts.

Condensed Statements of Condition

The following tables present condensed statements of condition as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Cash and due from banks	$113,080	$109,467	$80,129	$37,497	$75,478
Investment securities
Available for sale	388,858	377,214	410,376	378,080	362,683
Held to maturity	70,142	41,804	—	—	—
Loans	721,608	698,148	716,096	708,444	701,936
Allowance for loan losses	(9,536)	(9,836)	(9,591)	(8,867)	(8,770)
Restricted investment in bank stocks, at cost	9,194	9,194	9,146	9,596	10,255
Premises and equipment, net	12,386	12,578	12,747	12,937	13,178
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	111	123	138	155	170
Bank-owned life insurance	28,685	28,426	28,165	27,905	27,636
Other real estate owned	—	—	—	—	1,927
Other assets	25,185	23,516	24,636	24,834	19,981
Total assets	$1,376,517	$1,307,438	$1,288,646	$1,207,385	$1,221,278
Deposits	$1,060,022	$965,676	$934,646	$860,332	$836,902
Borrowings	166,155	198,529	202,072	218,010	232,568
Other liabilities	16,532	13,129	27,344	8,086	29,651
Stockholders' equity	133,808	130,104	124,584	120,957	122,157
Total liabilities and stockholders’ equity	$1,376,517	$1,307,438	$1,288,646	$1,207,385	$1,221,278

The following tables reflect the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Demand:
Non interest-bearing	$161,340	$158,689	$154,910	$144,210	$147,213
Interest-bearing	224,052	190,944	179,900	186,509	176,728
Savings	237,900	204,051	200,195	196,291	202,242
Money market	245,787	191,277	178,956	159,200	139,440
Time	190,943	220,665	220,595	174,122	171,279
Total deposits	$1,060,022	$965,676	$934,646	$860,332	$836,902

Loans

Outstanding loan balances increased during the third quarter and lending opportunities continued to be steady and continued to fuel pipelines.  Lending activity has been somewhat constrained by the uncertain economic environment.  The Corporation continues to see economic instability and has moved cautiously in the process. Overall, the Corporation’s credit trends have improved. Nevertheless, the Corporation expects credit trends to be inconsistent over the next few quarters.

The Corporation experienced growth of $ 58.4 million in new loans and advances during the third quarter offset in part by prepayments of $12.9 million coupled with scheduled payments and payoffs of $ 21.8 million. Average loans during the third quarter totaled $707.9 million as compared to $715.9 million during the third quarter of 2010, representing a 1.1 percent decrease.

At September 30, 2011, the Corporation had $208.6 million in overall undisbursed loan commitments, which includes largely unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Corporation's "Approved, Accepted but Unfunded" pipeline, which includes $32.8 million in commercial and commercial real estate loans and $12.6 million in residential mortgages expected to fund over the next 90 days.

The Corporation’s net loans in the third quarter of 2011 increased $23.8 million, to $712.1 million at September 30, 2011, from $688.3 million at June 30, 2011.  The loan volume increased by $14.3 million in commercial and multi-family mortgage loans, $9.1 million in residential mortgage loans and of $320,000 in consumer loans.  At December 31, 2010, net loans totaled $699.6. Commercial real estate, commercial and construction loans represented 78.0% of the loan portfolio at September 30, 2011, compared to 78.0% at December 31, 2010.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Real estate loans:
Residential	$158,625	$150,271	$147,833	$154,909	$165,535
Commercial	328,096	310,475	321,367	301,284	295,003
Construction	39,621	40,421	46,310	49,752	52,518
Total real estate loans	526,342	501,167	515,510	505,945	513,056
Commercial loans	194,923	196,464	200,018	201,663	188,052
Consumer and other loans	298	434	361	577	445
Total loans before deferred fees and costs	721,563	698,065	715,889	708,185	701,553
Deferred costs, net	45	83	207	259	383
Total loans	$721,608	$698,148	$716,096	$708,444	$701,936

Asset Quality

The following tables present the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Non-accrual loans	$14,083	$10,137	$12,336	$11,174	$8,339
Loans 90 days or more past due and still accruing	451	1,013	687	714	3,402
Total non-performing loans	14,534	11,150	13,023	11,888	11,741
Other non-performing assets	327	327	327	—	—
Other real estate owned	—	—	—	—	1,927
Total non-performing assets	$14,861	$11,477	$13,350	$11,888	$13,668
Performing troubled debt restructured loans	$8,898	$8,223	$7,035	$7,035	$10,417

Non-performing assets / total assets	1.08%	0.88%	1.04%	0.98%	1.12%
Non-performing loans / total loans	2.01%	1.60%	1.82%	1.68%	1.67%
Net charge-offs	$1,320	$5	$154	$1,950	$1,133
Net charge-offs / average loans (1)	0.75%	0.003%	0.09%	1.13%	0.63%
Allowance for loan losses / total loans	1.32%	1.41%	1.34%	1.25%	1.25%
Allowance for loan losses / non-performing loans	65.6%	88.2%	73.6%	74.6%	74.7%

Total assets	$1,376,517	$1,307,438	$1,288,646	$1,207,385	$1,221,278
Total loans	721,608	698,148	716,096	708,444	701,936
Average loans	707,935	701,056	716,568	692,166	715,849
Allowance for loan losses	9,536	9,836	9,591	8,867	8,770
_________________
(1)	Annualized.

Mr. Weagley noted that “We continued to take aggressive action to resolve and contain problem assets.” During the third quarter of 2011, $0.9 million of problem loans returned to performing status. However, $5.0 million of performing loans went non-accrual during the third quarter of 2011 after considering $0.9 million of charge offs associated with them.  Despite sporadic legacy issues within the portfolio, we are well positioned from an asset quality perspective with continued improving trends and moreover we are focused on moving languishing foreclosures to close, which will significantly decrease our level of non-performers as we dispose of properties.”  $1.5 million of the increase in non-accrual loans was represented by residential mortgage loans and as described in more detail below a $3.5 million participation loan was placed into non-accrual on September 30, 2011.  In a subsequent event the investor group received a deed in lieu of foreclosure and the Corporation placed its pro rata share of that property into OREO on October 5, 2011.

Non-accrual loans increased from $10.1 million at June 30, 2011 to $14.1 million at September 30, 2011. Loans past due 90 days or more and still accruing decreased from $1,013,000 at June 30, 2011 to $451,000 at September 30, 2011. Other real estate owned (OREO) at September 30, 2011 was $0.  Troubled debt restructured loans, which are performing loans, increased from $8.2 million at June 30, 2011 to $8.9 million at September 30, 2011. Interest income lost on loans placed into non-accrual during the three and nine months ended September 30, 2011 amounted to $210,000 and $534,000, respectively.

At September 30, 2011, non-performing assets totaled $14.9 million, or 1.08% of total assets, as compared with $11.9 million, or 0.98%, at December 31, 2010 and $13.7 million, or 1.12%, at September 30, 2010.  The increase from December 31, 2010 was attributable to the addition of several new residential loans (totaling approximately $3.4 million) and commercial loans (totaling approximately $6.0 million) into non-performing status. This was partially offset by decreases from pay-downs of $2.4 million, total charge-offs of $1.8 million of existing loans, the transfer to performing troubled debt restructured from non-accrual status of $1.6 million and transfer to performing status of $0.5 million. The other non-performing asset represents a tax lien assignment related to the Highlands participation loan.

The allowance for loan losses at September 30, 2011 amounted to approximately $9.5 million, or 1.32% of total loans, compared to 1.25% of total loans at September 30, 2010. The allowance for loan losses as a percentage of total non-performing loans was 65.6% at September 30, 2011 compared to 74.7% at September 30, 2010.

A discussion of the significant components of non-performing assets at September 30, 2011 is outlined below.

•
Two non-accrual relationships totaling $2,111,000 and $614,000, respectively, secured by senior liens on three separate residential properties, located in Morris and Somerset counties in New Jersey, respectively, are currently in foreclosure; no loss to the Corporation is anticipated,although no assurance can be made with respect to the outcome at this time.

•
A $2.2 million nonaccrual loan, secured by a commercial property located in Essex County, New Jersey, represents an expired participation with Highlands State Bank. The Corporation continues to aggressively pursue litigation in this matter.

•
Collection of a $3.0 million non-accrual participation loan secured by an operating oceanfront property in Nassau County, NY, has been stalled due to the borrower’s third quarter 2011 bankruptcy filing.  Counsel representing the interests of all participant banks has filed a motion to convert the bankruptcy case to a liquidation matter.  There were multiple prospective purchasers previously interested in purchasing this asset that may still have an interest in doing so. No assurance can be made with respect to the outcome at this time.

•
A $3.5 million participation loan secured by an office property in Union County, New Jersey went non-accrual on September 30, 2011after the borrower informed the lead bank that it had no intention of making any additional loan payments. Subsequently the bank group received a deed in lieu of foreclosure on October 5, 2011.  The Corporation has taken its pro rata share into OREO on that date.  The property is a 42,000 square foot two story office building.  In October 2011 the property was listed for sale with a commercial brokerage firm and although no assurances can be made as to the disposition of the property, the Corporation feels confident that the property will be sold over the next six months.  In the interim, this partially tenanted property does have cash flow that is expected to contribute significantly to defraying the building’s normal operating expenses.

 Capital

On September 15, 2011, the Corporation issued $11.25 million in nonvoting senior preferred stock to the Treasury under the Small Business Lending Fund Program (“SBLF Program”). Under the Securities Purchase Agreement, the Corporation issued to the Treasury a total of 11,250 shares of the Corporation’s Senior Non-Cumulative Perpetual Preferred Stock, Series B, having a liquidation value of $1,000 per share. Simultaneously, using the proceeds from the issuance of the SBLF Preferred Stock, the Corporation redeemed from the Treasury, all 10,000 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation amount $1,000 per share, for a redemption price of $10,041,667, including accrued but unpaid dividends up to the date of redemption. The investment in the SBLF program provides the Corporation with approximately $1.25 million additional Tier 1 capital. The capital we received under the program will allow us to continue to serve our small business clients through the commercial lending program.

At September 30, 2011, total stockholders' equity amounted to $133.8 million, or 9.72% of total assets. Tangible common stockholders' equity was $105.9 million, or 7.79% of tangible assets, compared to 7.93% at September 30, 2010. Book value per common share was $7.54 at September 30, 2011, compared to $6.90 at September 30, 2010. Tangible book value per common share was $6.50 at September 30, 2011 compared to $5.86 at September 30, 2010.

At September 30, 2011, the Corporation’s Tier 1 leverage capital ratio was 9.51%, the Tier 1 risk-based capital ratio was 12.37% and the total risk-based capital ratio was 13.31%. Tier 1 capital increased to approximately $126.0 million at September 30, 2011 from $112.3 million at September 30, 2010, reflecting the proceeds from the Corporation’s common stock offerings in 2010 and increases in retained earnings.

At September 30, 2011, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing the Corporation’s return on equity excluding the effect of changes in intangible assets on equity.

The following tables present a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Net income	$3,702	$3,584	$3,018	$2,570	$2,139
Average stockholders’ equity	$133,151	$128,391	$122,492	$123,218	$110,544
Less: Average goodwill and other intangible assets	16,922	16,936	16,952	16,968	16,984
Average tangible stockholders’ equity	$116,229	$111,455	$105,540	$106,250	$93,560

Return on average stockholders’ equity	11.12%	11.17%	9.86%	8.34%	7.74%
Add: Average goodwill and other intangible assets	1.62%	1.70%	1.58%	1.34%	1.40%
Return on average tangible stockholders’ equity	12.74%	12.86%	11.44%	9.68%	9.14%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following tables present a reconciliation of book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Common shares outstanding	16,290,700	16,290,700	16,290,700	16,289,832	16,289,832
Stockholders’ equity	$133,808	$130,104	$124,584	$120,957	$122,157
Less: Preferred stock	11,012	9,741	9,721	9,700	9,680
Less: Goodwill and other intangible assets	16,915	16,927	16,942	16,958	16,974
Tangible common stockholders’ equity	$105,881	$103,436	$97,921	$94,299	$95,503

Book value per common share	$7.54	$7.39	$7.05	$6.83	$6.90
Less: Goodwill and other intangible assets	1.04	1.04	1.04	1.04	1.04
Tangible book value per common share	$6.50	$6.35	$6.01	$5.79	$5.86

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following tables present a reconciliation of total assets to tangible assets and a reconciliation of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Total assets	$1,376,517	$1,307,438	$1,288,646	$1,207,385	$1,221,278
Less: Goodwill and other intangible assets	16,915	16,927	16,942	16,958	16,974
Tangible assets	$1,359,602	$1,290,511	$1,271,704	$1,190,427	$1,204,304

Total stockholders' equity / total assets	9.72%	9.95%	9.67%	10.02%	10.00%
Tangible common stockholders' equity / tangible assets	7.79%	8.02%	7.70%	7.92%	7.93%

Other income is presented in the table below including and excluding net securities gains. We believe that many investors desire to evaluate other income without regard for securities gains.

(in thousands)
For the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Other income	$2,283	$1,732	$1,597	$1,304	$2,135
Less: Net investment securities gains	1,250	801	766	315	1,033
Other income, excluding net investment securities gains	$1,033	$931	$831	$989	$1,102

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Other expense	$5,529	$5,757	$5,935	$5,997	$5,442

Net interest income (tax equivalent basis)	$10,130	$9,974	$9,990	$8,394	$8,393
Other income, excluding net investment securities gains	1,033	931	831	989	1,102
Total	$11,163	$10,905	$10,821	$9,383	$9,495

Efficiency ratio	49.5%	52.8%	54.8%	63.9%	57.3%

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Investment securities
Available for sale	$365,422	$390,391	$410,014	$362,312	$301,316
Held to maturity	71,789	38,985	—	—	—
Loans	707,935	701,056	716,568	692,166	715,849
Allowance for loan losses	(10,383)	(9,601)	(9,139)	(8,843)	(8,738)
All other assets	206,857	180,753	111,688	149,377	180,974
Total assets	$1,341,620	$1,301,584	$1,229,131	$1,195,012	$1,189,401
Non interest-bearing deposits	$161,744	$157,002	$152,074	$151,038	$142,829
Interest-bearing deposits	838,508	805,752	737,196	697,619	685,830
Borrowings	199,747	202,902	213,664	216,483	238,266
Other liabilities	8,470	7,537	3,705	6,654	11,932
Stockholders’ equity	133,151	128,391	122,492	123,218	110,544
Total liabilities and stockholders’ equity	$1,341,620	$1,301,584	$1,229,131	$1,195,012	$1,189,401

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank in the state and is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank’s primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At September 30, 2011, the Corporation had total assets of $1.4 billion, total deposits of $1.1 billion and stockholders’ equity of $133.8 million. For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the Corporation’s positioning for the future, the ability of the Corporation to absorb excess cash through its loan pipelines, lending opportunities, the impact of the Corporation’s client relationships on loan growth, the timing for funding of “Approved, Accepted but Unfunded” commitments, the ability of the Corporation to control operating overhead, margins and credit exposures in the future, the ability of the Corporation to grow and build shareholder value, future credit trends, future levels of non-performing assets, the results of pending foreclosure actions, actual losses to be taken on non-performing assets, other dispositions of properties included in OREO or subject to non-performing loans, the ability of cash flows on such properties to defray related operating expenses and the Corporation’s ability to take advantage of the benefits under the SBLF program) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation’s most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(Unaudited)

(in thousands, except for share data)	September 30, 2011	December 31, 2010

ASSETS
Cash and due from banks	$113,080	$37,497
Investment securities
Available for sale	388,858	378,080
Held to maturity (fair value of $72,371 in 2011 and $0 in 2010)	70,142	—
Loans	721,608	708,444
Less: Allowance for loan losses	9,536	8,867
Net loans	712,072	699,577
Restricted investment in bank stocks, at cost	9,194	9,596
Premises and equipment, net	12,386	12,937
Accrued interest receivable	5,616	4,134
Bank-owned life insurance	28,685	27,905
Goodwill	16,804	16,804
Prepaid FDIC assessments	2,048	3,582
Other assets	17,632	17,273
Total assets	$1,376,517	$1,207,385

LIABILITIES
Deposits:
Non-interest bearing	$161,340	$144,210
Interest-bearing:
Time deposits $100 and over	141,421	119,651
Interest-bearing transaction, savings and time deposits $100 and less	757,261	596,471
Total deposits	1,060,022	860,332
Short-term borrowings	-	41,855
Long-term borrowings	161,000	171,000
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	13,533	8,086
Due to brokers for investment securities	2,999	-
Total liabilities	1,242,709	1,086,428

STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued 11,250 shares at September 30, 2011 and 10,000 shares at December 31, 2010	11,012	9,700
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at September 30, 2011 and December 31, 2010; outstanding 16,290,700 shares at September 30, 2011 and 16,289,832 shares at December 31, 2010	110,056	110,056
Additional paid in capital	4,968	4,941
Retained earnings	30,028	21,633
Treasury stock, at cost (2,186,712 common shares at September 30, 2011 and 2,187,580 common shares at December 31, 2010)	(17,691)	(17,698)
Accumulated other comprehensive loss	(4,565)	(7,675)
Total stockholders’ equity	133,808	120,957
Total liabilities and stockholders’ equity	$1,376,517	$1,207,385

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except for share data)	2011	2010	2011	2010

Interest income
Interest and fees on loans	$8,956	$9,378	$27,123	$28,165
Interest and dividends on investment securities:
Taxable	3,273	2,464	10,079	8,337
Tax-exempt	544	21	983	194
Dividends	146	172	479	499
Total interest income	12,919	12,035	38,664	37,195
Interest expense
Interest on certificates of deposit $100 or more	332	282	945	1,036
Interest on other deposits	1,059	1,213	3,133	3,712
Interest on borrowings	1,678	2,158	4,998	6,899
Total interest expense	3,069	3,653	9,076	11,647
Net interest income	9,850	8,382	29,588	25,548
Provision for loan losses	1,020	1,307	2,148	3,028
Net interest income after provision for loan losses	8,830	7,075	27,440	22,520
Other income
Service charges, commissions and fees	504	535	1,414	1,424
Annuities and insurance commissions	42	3	81	119
Bank-owned life insurance	260	429	781	957
Other	227	135	519	322
Other-than-temporary impairment losses on investment securities	(66)	(23)	(303)	(8,495)

Portion of losses recognized in other comprehensive income, before taxes	—	—	—	3,377
Net other-than-temporary impairment losses on investment securities	(66)	(23)	(303)	(5,118)
Net gains on sale of investment securities	1,316	1,056	3,120	3,464
Net investment securities gains (losses)	1,250	1,033	2,817	(1,654)
Total other income	2,283	2,135	5,612	1,168
Other expense
Salaries and employee benefits	2,848	2,721	8,618	8,106
Occupancy and equipment	713	754	2,246	2,377
FDIC insurance	328	510	1,384	1,586
Professional and consulting	319	153	805	849
Stationery and printing	73	68	273	242
Marketing and advertising	30	36	116	234
Computer expense	300	320	989	1,001
Other real estate owned, net	—	20	(1)	63
Loss on fixed assets, net	—	—	—	427
Repurchase agreement termination fee	—	—	—	594
Other	918	860	2,791	2,622
Total other expense	5,529	5,442	17,221	18,101
Income before income tax expense	5,584	3,768	15,831	5,587
Income tax expense	1,882	1,629	5,527	1,153
Net Income	3,702	2,139	10,304	4,434
Preferred stock dividends and accretion	145	146	436	437
Net income available to common stockholders	$3,557	$1,993	$9,868	$3,997
Earnings per common share
Basic	$0.22	$0.14	$0.61	$0.27
Diluted	$0.22	$0.14	$0.61	$0.27
Weighted Average Common Shares Outstanding
Basic	16,290,700	14,649,397	16,290,598	14,599,919
Diluted	16,313,366	14,649,397	16,310557	14,601,478

CENTER BANCORP, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA
(Unaudited)

	Three Months Ended
(in thousands, except for share data)	9/30/2011	6/30/2011	9/30/2010
Statements of Income Data
Interest income	$12,919	$12,878	$12,035
Interest expense	3,069	3,085	3,653
Net interest income	9,850	9,793	8,382
Provision for loan losses	1,020	250	1,307
Net interest income after provision for loan losses	8,830	9,543	7,075
Other income	2,283	1,732	2,135
Other expense	5,529	5,757	5,442
Income before income tax expense	5,584	5,518	3,768
Income tax expense	1,882	1,934	1,629
Net income	$3,702	$3,584	$2,139
Net income available to common stockholders	$3,557	$3,439	$1,993
Earnings per Common Share
Basic	$0.22	$0.21	$0.14
Diluted	$0.22	$0.21	$0.14
Statements of Condition Data (Period-End)
Investment securities
Available for sale	$388,858	$377,214	$362,683
Held for maturity( fair value $72,371, $42,122, and $0)	70,142	41,804	—
Loans	721,608	698,148	701,936
Assets	1,376,517	1,307,438	1,221,278
Deposits	1,060,022	965,676	836,902
Borrowings	166,155	198,529	232,568
Stockholders' equity	133,808	130,104	122,157
Common Shares Dividend Data
Cash dividends	$489	$489	$437
Cash dividends per share	$0.03	$0.03	$0.03
Dividend payout ratio	13.75%	14.22%	21.93%
Weighted Average Common Shares Outstanding
Basic	16,290,700	16,290,700	14,649,397
Diluted	16,313,366	16,315,667	14,649,397
Operating Ratios
Return on average assets	1.10%	1.10%	0.72%
Return on average equity	11.12%	11.17%	7.74%
Return on average tangible equity	12.74%	12.86%	9.14%
Average equity / average assets	9.92%	9.86%	9.29%
Book value per common share (period-end)	$7.54	$7.39	$6.90
Tangible book value per common share (period-end)	$6.50	$6.35	$5.86
Non-Financial Information (Period-End)
Common stockholders of record	570	575	592
Full-time equivalent staff	161	167	165